SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 9, 2005

CINERGY CORP.

(Exact Name of Registrant as Specified in Its Charter)

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.
1-11377	CINERGY CORP. (A Delaware Corporation) 139 East Fourth Street Cincinnati, Ohio 45202 (513) 421-9500	31-1385023
1-1232	THE CINCINNATI GAS & ELECTRIC COMPANY (An Ohio Corporation) 139 East Fourth Street Cincinnati, Ohio 45202 (513) 421-9500	31-0240030
1-3543	PSI ENERGY, INC. (An Indiana Corporation) 1000 East Main Street Plainfield, Indiana 46168 (513) 421-9500	35-0594457
2-7793	THE UNION LIGHT, HEAT AND POWER COMPANY (A Kentucky Corporation) 139 East Fourth Street Cincinnati, Ohio 45202 (513) 421-9500	31-0473080

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into Material Definitive Agreement

On September 9, 2005, the Registrants entered into a Five-Year Senior Revolving Credit Agreement with Barclays Bank PLC as Administrative Agent, JPMorgan Chase Bank, N.A. as Syndication Agent and a syndicate of lenders.  The total commitment under this new credit facility is $2 billion for Cinergy Corp. and $500 million of the total commitment is available for letters of credit.  The total commitment to Cinergy Corp. can be increased up to an amount not to exceed $2.5 billion either by adding a new lender or by means of an increase in the commitment of an existing lender.  The termination date of the Credit Agreement is September 9, 2010 and, with respect to the commitments of the lenders consenting, can be extended twice, each extension for an additional one-year period. The new Credit Agreement replaces two existing credit agreements, one dated April 26, 2004, to which Cinergy Corp. and various lenders were parties, and one dated December 9, 2004, to which Cinergy Corp., The Cincinnati Gas & Electric Company (CG&E), PSI Energy, Inc. (PSI) and various lenders were parties.

The new Credit Agreement provides for sub-limit credit facilities for CG&E, PSI and The Union Light, Heat and Power Company (ULH&P) (each of which is a direct or indirect subsidiary of Cinergy Corp.), in the amounts of $500 million, $500 million and $65 million, respectively.  These sub-limits are subject to change in the event of specified circumstances.  CG&E, PSI and ULH&P cannot be cross defaulted by a default on the part of any of the other companies.  However, Cinergy Corp. can be cross defaulted by a default on the part of CG&E, PSI or ULH&P.

Pricing under the new credit facility depends on the credit ratings of the applicable borrower.

The new Credit Agreement contains certain affirmative and negative covenants, including two financial covenants for the borrowers: (1) a maximum consolidated indebtedness to consolidated total capitalization ratio of 0.65; and (2) a minimum consolidated net worth covenant of $2 billion, $1 billion, $900 million and $150 million for Cinergy Corp. CG&E, PSI an ULH&P, respectively.  The net worth covenants for CG&E and ULH&P are subject to change related to certain permitted changes in the sub-limits for these companies.

The new Credit Agreement provides that the transaction described in the Agreement and Plan of Merger by and among Duke Energy Corporation, Cinergy Corp., Deer Holding Corp., Deer Acquisition Corp., and Cougar Acquisition Corp., dated as of May 8, 2005 will not be considered a fundamental change or a “Change of Control” for purposes of the Credit Agreement.

The new Credit Agreement provides for customary events of default with corresponding grace periods, including, among other matters, failure to pay any principal or interest when due, failure to comply with certain covenants, certain insolvency or receivership events affecting Cinergy Corp. or its material subsidiaries, and a change of control of Cinergy Corp. (as defined in the Credit Agreement).  In the event of a default by a borrower, the administrative agent may, and at the request of the requisite number of lenders shall, declare all amounts owing by the applicable borrower under the Credit Agreement immediately due and payable, terminate the lenders’ commitments to the applicable borrower to make loans under the Credit Agreement, and exercise any and all remedies and other rights under the Credit Agreement.  For certain events of default related to insolvency and receivership, the commitments of lenders will be automatically terminated and all outstanding loans will become immediately due and payable.

The foregoing description of the new Credit Agreement is qualified in its entirety by reference to the Credit Agreement filed as Exhibit 10.1 hereto, which is hereby incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit Number	Description

10.1

Five-Year Senior Revolving Credit Agreement dated September 9, 2005 by and among Cinergy Corp., CG&E, PSI, ULH&P, JPMorgan Chase Bank, N.A. as Syndication Agent, Barclays Bank PLC as Administrative Agent, and the lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CINERGY CORP.

THE CINCINNATI GAS & ELECTRIC COMPANY

PSI ENERGY, INC.

THE UNION LIGHT, HEAT AND POWER COMPANY

Dated: September 15, 2005	By	/s/ Wendy L. Aumiller
Name: Wendy L. Aumiller
Title: Vice President and Treasurer for each Registrant